                                                 Exhibit 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following is a description of BRT Apartments Corp.’s securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of December 31, 2020, and certain provisions of the Maryland General Corporation Law (the “MGCL”), our charter (the “Charter”) and our bylaws (the “Bylaws”). Copies of our Charter and Bylaws are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

As used herein, the terms “Company,” “we,” “our” and “us” refer to BRT Apartments Corp., a Maryland corporation.

Our Capital Stock

The Charter authorizes us to issue up to 302,000,000 shares of stock, consisting of 300,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share.

Our Common Stock

Subject to the provisions of the Charter regarding the restrictions on ownership and transfer of our stock, except as may be otherwise specified in the Charter, each outstanding share of our common stock entitles the holder to one vote, and, except as may be provided with respect to any other class or series of our stock, the holders of shares of our common stock possess the exclusive voting power.

Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our Charter relating to the restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive distributions when authorized by our board of directors and declared by us out of assets legally available for distribution to our stockholders and will be entitled to share ratably in assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights (unless our board of directors determine that appraisal rights apply) and have no preemptive rights to subscribe for any of our securities.

Our Preferred Stock

The Charter authorizes our board of directors to authorize the issuance from time to time of shares of stock of any class or series, including preferred stock. The Charter also authorizes our board of directors to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock, including one or more classes or series of preferred stock, and authorizes us to issue the newly classified shares. Before authorizing the issuance of a new class or series of preferred stock, our board of directors must, subject to the provisions of the Charter regarding the restrictions on ownership and transfer of our stock, fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Our board of directors also may increase or decrease the authorized number of shares of any class or series of our stock, including any class or series of our preferred stock, and may classify or reclassify any unissued shares of a class or series of our stock by fixing or altering from time to time the terms of such shares.

These actions may be taken without stockholder approval unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any shares of our stock are listed or traded. Therefore, our board of directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or other distributions or rights upon liquidation or the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Power to Increase or Decrease Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Common and Preferred Stock.

As permitted under the MGCL, the Charter authorizes our board of directors, with the approval of a majority of the entire board and without stockholder approval, to amend our Charter to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of shares of any class or series stock that we are authorized to issue. In addition, the Charter authorizes our board of directors to classify or reclassify unissued shares of common or preferred stock and to authorize us to issue such classified or reclassified shares.

Provisions of Maryland Law and of Our Charter and Bylaws

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year.

The Charter includes restrictions concerning the ownership and transfer of shares of our stock. Our board of directors may, from time to time, grant waivers from these restrictions, in its sole discretion. The relevant sections of the Charter provide that, subject to the exceptions described below, no person or entity (including a “group” within the meaning of Section 13(d)(3) of the Securities Act) may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 6.0%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock (the “common stock ownership limit”) or 6.0% in value of the outstanding shares of all classes or series of shares of our stock (the “aggregate stock ownership limit”). We refer to the common stock ownership limit and the aggregate stock ownership limit collectively as the “ownership limits.” We refer to the person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of our stock as described below, would beneficially own or constructively own shares of our stock in violation of such limits or restrictions and, if appropriate in the context, a person or entity that would have been the record owner of such shares of our stock as a “prohibited owner.”

The applicable constructive ownership rules under the Code are complex and may cause shares of our stock owned beneficially or constructively by a group of related individuals and/or entities to be treated as owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 6.0% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or less than 6.0% in value of the outstanding shares of all classes and series of our stock (or the acquisition by an individual or entity of an interest in an entity that owns, beneficially or constructively, shares of our stock), could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively shares of our stock in excess of the ownership limits.

Our board of directors, in its sole discretion, may exempt, prospectively or retroactively, a person or entity from the ownership limits and may establish a different limit on ownership (the “excepted holder limit”) for any such person. As a condition of granting the waiver or establishing the excepted holder limit, our board of directors may require representations and undertakings from the person requesting the exception as our board of directors may determine, in its sole discretion, as well as an opinion of counsel or a ruling from the IRS in order to determine or ensure our status as a REIT under the Code, in form and substance satisfactory to our board of directors, in its sole discretion. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an excepted holder limit. Our board of directors granted an exception for Gould Investors, Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould and has granted an exception and created an excepted holder limit for certain holders of our common stock who owned shares of beneficial interest in our predecessor, BRT Realty Trust, a Massachusetts business trust (“Old BRT”), in excess of the ownership limits before the completion of the conversion of our company to a Maryland corporation.

As discussed above, in order to qualify as a REIT, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year. As a result and as discussed below, in addition to the ownership limits, the Charter prohibits any person from beneficially or constructively owning shares of our stock that would result in more than 50% in value of the outstanding shares of our stock to be beneficially owned by five or fewer individuals (including Gould Investors, Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould), regardless of whether such ownership is during the last half of any taxable year, which we refer to as the “Five or Fewer Limit.” Thus, in order to determine how much stock a person may acquire without violating the Five or Fewer Limit, a stockholder must know how much stock is beneficially or constructively owned (within the meaning of the Charter) by the four other largest stockholders.

In connection with granting a waiver of the ownership limits or creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the common stock ownership limit, the aggregate stock ownership limit or both for one or more persons, unless, after giving effect to such increase (but without regard to any exemptions from the ownership limits granted by the board of directors as described above), five or fewer individuals could beneficially own, in the aggregate, more than 49.9% in value of the outstanding shares of our stock or we would otherwise fail to qualify as a REIT under the Code. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock or of our stock of all classes and series, as applicable, is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our common stock or our shares of our stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock or shares of our stock of all classes or series, as applicable, will violate the decreased ownership limit.

The Charter further prohibits:

•any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT under the Code; and

•any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above, or who would have owned shares of our stock transferred to the trust as described below, must immediately give written notice to us of such event or, in the case of an attempted or proposed transaction, give us at least 15 days’ prior written notice and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT under the Code.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, the transfer will be null and void and the intended transferee will acquire no rights in the shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limits or an excepted holder limit established by our board of directors, or in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT under the Code, then that number of shares (rounded up to the nearest whole share) that would cause the violation will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee or other prohibited owner will acquire no rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable ownership limits or our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or our otherwise failing to qualify as a REIT under the Code, then the Charter provides that the transfer of the number of shares that would cause the violation will be null and void and the intended transferee will acquire no rights in such shares.

Shares of our stock held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a prohibited owner before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the event causing the shares to be held in trust did not involve a purchase of such shares at market price, the market price of the shares on the date of such event) and (ii) the market price on the date we accept, or our designee accepts, such offer. We may reduce the amount so payable by the amount of any distribution that we made to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any dividends or other amounts held by the trustee with respect to such shares to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the event causing the shares to be held in trust did not involve a purchase of such shares at market price, the market price of the shares on the date of such event) and (ii) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any dividends or other amounts held by the trustee with respect to such shares. In addition, if, before our discovery that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount must be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

In addition, if our board of directors determines that a transfer or other event has taken place that would violate the restrictions on ownership and transfer of our stock described above, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including causing us to redeem shares of our stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, provide to us such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

Any one or all of the foregoing restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the applicable restriction(s) or limitation(s) is no longer required in order for us to continue to qualify as a REIT under the Code.

The restrictions on ownership and transfer of our stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Our Board of Directors

The Charter provides that the number of our directors may only be increased or decreased pursuant to the Bylaws. The Bylaws provide that the number of our directors may be established, increased or decreased by our board of directors but, unless the Bylaws are amended, may not be fewer than the minimum number required by the MGCL, which is one, nor more than fifteen.

The Charter provides for a staggered board of directors consisting of three classes of directors. Directors of each class are elected for three-year terms and until their successors are duly elected and qualify. Each year one class of our directors will be elected by our stockholders.

Election of Directors; Removals; Vacancies

Holders of shares of common stock have no right to cumulative voting in the election of directors. Under the Charter and the Bylaws, each of our directors is elected by a majority of the votes cast by the holders of our common stock in the election of such director, except in a contested election. In a contested election, directors are elected by a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present. An election is considered contested if, as of the date of the proxy statement for the meeting of stockholders at which directors are to be elected, there are more nominees for election than the number of directors to be elected. Pursuant to our corporate governance guidelines, any nominee for election as a director who is an incumbent director but who is not elected by the vote required by the Bylaws, and with respect to whom no successor has been elected, must promptly tender his or her offer to resign to our board of directors for its consideration. The Nominating and Corporate Governance Committee (the “Nominating Committee”) of our board of directors will consider such offer and recommend to our board of directors whether to accept the offer to resign. No later than the next regularly-scheduled board meeting to be held at least ten days after the date of the election, our board of directors will decide whether to accept the offer to resign. Our board of directors will promptly and publicly disclose its decision. The nominee may address the Nominating Committee and/or our board of directors, but may not be present during deliberations or voting on whether to accept the nominee’s offer to resign. If the offer to resign is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualifies or until the director’s earlier resignation or removal. The Nominating Committee and our board of directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Pursuant to the Charter, we elected to be subject to a provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on our board of directors. Accordingly, except as may be provided by our board of directors in setting the terms of any class or series of stock, any and all vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

The Charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director or the entire board of directors may be removed only for cause and only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. Cause means, with respect to any particular director, a conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on its board of directors, precludes stockholders from (1) removing incumbent directors between annual meetings except upon a substantial affirmative vote and for cause and (2) filling the vacancies created by any such removal with their own nominees.

Maryland Business Combination Act

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation’s board of directors before the interested stockholder becomes an interested stockholder.

Pursuant to the statute, we elected to exempt from the Maryland Business Combination Act all business combinations between us and any other person, provided that such business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such person). As a result, any person described above may be able to enter into business combinations with us that may or may not be in the best interest of our stockholders, without compliance by us with the super-majority vote requirements and other provisions of the statute.

We cannot assure you that our board of directors will not opt to be subject to such business combination provisions in the future. However, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Maryland Control Share Acquisition Act

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who has made or proposes to make the control share acquisition; (ii) an officer of the corporation; or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is entitled to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem for fair value any or all of the control shares (except those for which voting rights have previously been approved). Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority of all voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (ii) acquisitions of shares previously approved or exempted by the charter or bylaws of the corporation.

As permitted by the MGCL, the Bylaws contain a provision opting out of the Maryland Control Share Acquisition Act. This provision may be amended or eliminated at any time in the future by our board of directors.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, for:

•a classified board;

•a two-thirds vote requirement for removing a director;

•a requirement that the number of directors be fixed only by vote of the board of directors;

•a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•a majority requirement for the calling of a special meeting of stockholders.

The Charter provides that, except as may be provided by our board of directors in setting the terms of any class or series of stock, we are subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in the Charter and the Bylaws unrelated to Subtitle 8, we already (1) have a classified board, (2) require a two-thirds vote for the removal of any director from the board, which removal must be for cause, (3) vest in our board of directors the exclusive power to fix the number of directorships, subject to limitations set forth in the Charter and the Bylaws, and (4) require the request of stockholders entitled to cast a majority of all votes entitled to be cast in order to call a special meeting to act on any matter upon the request of stockholders.

Approval of Extraordinary Actions; Amendments to the Charter and the Bylaws

Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. The Charter provides that these actions, other than certain amendments to the Charter as described below, must be approved by a majority of all of the votes entitled to be cast on the matter.

The Charter generally may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter, except with respect to the following matters, all of which require the affirmative vote of stockholders entitled to cast at least two-thirds of all votes entitled to be cast on the matter: (i) the number and classification of directors; (ii) the indemnification and limitations on liability of directors, officers and certain other persons; (iii) the removal of directors; (iv) the vesting of exclusive power in the board of directors to adopt, alter or repeal any provision of the bylaws and to make new bylaws; (v) the restrictions on ownership and transfer of shares of our stock; and (vi) the vote required to amend any of the foregoing provisions.

The Charter and the Bylaws provide that our board of directors has the exclusive power to adopt, alter or repeal any provision in the Bylaws and to make new bylaws.

Meetings of Stockholders

Under the Bylaws, annual meetings of stockholders will be held each year at a date and time determined by our board of directors. The Bylaws provide that (i) special meetings of stockholders may be called only by our chairman, chief executive officer, president or our board of directors; (ii) subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

The Bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by any stockholder who was a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving the notice required by our Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of the Bylaws. Stockholders generally must provide notice to our secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date that our proxy statement is released to the stockholders for the preceding year’s annual meeting of stockholders.

Only the business specified in the notice of the meeting may be brought before a special meeting of stockholders. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) by or at the direction of our board of directors, or (2) if the special meeting has been called in accordance with the Bylaws for the purpose of electing directors, by any stockholder who was a stockholder of record at the record date set by our board of directors for purposes of determining stockholders entitled to vote at the meeting, at the time of giving the notice required by the Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of the Bylaws. Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting or later than the close of business on the 90th day before the special meeting or, if later, the tenth day after the first public announcement of the date of the special meeting and the nominees proposed by our board of directors to be elected at the meeting.

A stockholder’s notice must contain certain information specified by the Bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in BRT.

Exclusive Forum

The Bylaws provide that, unless our board of directors agrees otherwise, (a) any derivative action or proceeding, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees pursuant to the MGCL, the Charter or the Bylaws and (d) claims governed by the internal affairs doctrine, must be brought in the Circuit Court for Baltimore City, Maryland, or the Supreme Court of Nassau County, New York (or, if neither such court has jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, or the United States District Court for the Eastern District of New York). These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction.

Qualification as a REIT

The Charter provides that our board of directors may revoke or otherwise terminate our election as to be taxed a REIT under the Code, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to be qualified, or attempt to qualify, as a REIT under the Code.

Limitation and Liability

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Charter provides for the elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

Indemnification of Directors and Officers

The MGCL requires a Maryland corporation (unless the charter provides otherwise, which the Charter does not), to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•the director or officer actually received an improper personal benefit in money, property or services; or

•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of:

•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•any present or former director or officer of ours or Old BRT who is made or threatened to be made a party to, or witness in a proceeding by reason of his or her service in such capacity; and

•any individual who, while a director or officer of ours or Old BRT and at our or Old BRT’s request, serves or has served as a director, officer, trustee, member, manager, or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in a proceeding by reason of his or her service in such capacity;

•in either case, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.

The Charter also requires us to indemnify and advance expenses to any person who served a predecessor of ours (including, without limitation, Old BRT and its direct and indirect subsidiaries) in any of the capacities described above and any employee or agent of ours or a predecessor of ours.